Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Billiton Limited and BHP Billiton Plc:

We consent to the incorporation by reference in the registration statement (No. 333-227334) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-100496, 333-141531 and 333-160636) on Form S-8 of BHP Billiton Limited of our reports dated 18 September 2018, with respect to the consolidated balance sheets of the BHP Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of 30 June 2018 and 30 June 2017, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2018, and the effectiveness of internal control over financial reporting as of 30 June 2018, which reports appear in the 30 June 2018 Annual Report on Form 20-F of the BHP Group.

/s/ KPMG LLP KPMG LLP	/s/ KPMG KPMG
London, United Kingdom	Melbourne, Australia
18 September 2018	18 September 2018

KPMG, an Australian partnership, and KPMG LLP, a UK limited liability partnership, member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	KPMG’s liability limited by a scheme approved under Professional Standards Legislation.

KPMG LLP

Registered in England No OC301540

Registered office: 15 Canada Square, London, E14 5GL

For full details of our professional registration please refer to ‘Regulatory Information’ under ‘About/About KPMG’ at www.kpmg.com/uk